Exhibit 5

November 9, 2018

Crestview III USWS, L.P.

Crestview III USWS TE, LLC

590 Madison Avenue

36th Floor

New York, New York 10022

Attn: Adam Klein; Ross Oliver

Reference is made to that certain Sponsor Agreement (the “Sponsor Agreement”), dated as of July 13, 2018, as amended on November 2, 2018 and November 9, 2018, by and among Matlin & Partners Acquisition Corporation, a Delaware corporation (“MPAC”), USWS Holdings LLC, a Delaware limited liability company (“USWS”), Matlin & Partners Acquisition Sponsor LLC, a Delaware limited liability company (“Sponsor”) and, solely for purposes of Sections 7 through 12 thereof, Cantor Fitzgerald & Co. (“Cantor”) and the Subscription Agreement, dated as of July 13, 2018 (the “Subscription Agreement”), by and between MPAC, Sponsor, Cantor, Crestview III USWS, L.P., a Delaware limited partnership (“Crestview Investor I”), Crestview III USWS TE, LLC, a Delaware limited liability company (“Crestview Investor II” and together with Crestview Investor I, “Crestview”) and the other parties thereto. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Sponsor Agreement.

Pursuant to Section 3(b)(iii) of the Sponsor Agreement, Sponsor will not Transfer 609,677 Conversion Shares (the “$13.50 Conversion Shares”) until the earlier of (1) the first date on which the VWAP has been equal to or greater than $13.50 (as adjusted pursuant to Section 3(b) of the Sponsor Agreement if applicable, the “$13.50 Threshold”) for at least 20 of the 30 consecutive Trading Days immediately preceding such date, and (2) the date specified of an Applicable Transaction; provided, that the $13.50 Conversion Shares will be subject to forfeiture by the Sponsor to MPAC for no consideration as follows, in each case subject to the last sentence of Section 3(b) of the Sponsor Agreement: (x) if the $13.50 Conversion Shares have not been released from the restrictions pursuant to clause (1) or (2) prior to the fifth anniversary of the Closing Date, then the Sponsor will forfeit 100% of the $13.50 Conversion Shares; and (y) in the case of clause (2), with respect to an Applicable Transaction, (aa), if the consideration in the Applicable Transaction consists solely of cash and the amount for which each share of Parent Class A Common Stock is exchangeable is less than $13.50, then the Sponsor will forfeit 100% of the $13.50 Conversion Shares; (bb) if the consideration in the Applicable Transaction consists of cash and securities and/or other property and the value of the cash, securities and other property (if any) for which each share of Parent Class A Common Stock is exchangeable is less than $13.50, as determined in good faith by MPAC, then subject to clause (x), MPAC shall receive and hold in escrow for the benefit of the Sponsor any and all consideration in respect of the of $13.50 Conversion Shares in such Applicable Transaction (and any future Applicable Transactions) until such time as the value of the cash, securities and other property (if any) for which each share of Parent Class A Common Stock was exchanged, as determined in good faith by MPAC, equals or exceeds $13.50, upon which time MPAC shall promptly release such consideration in its entirety to the Sponsor. For purposes of this side letter (this “Side Letter”), each of clauses (1) or (2) above are referred to as a “Vesting Condition.”

Following the execution of the Subscription Agreement, the parties to the Sponsor Agreement amended the Sponsor Agreement to provide for the retention by Sponsor of the $13.50 Conversion Shares, subject to the provisions of Section 3(b)(iii) of the Sponsor Agreement.

1.       Crestview Transfer. In consideration of the foregoing, the mutual covenants and agreements in this Side Letter, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MPAC and Crestview agree that in exchange for the cash payment by Crestview set forth in the Subscription Agreement, in addition to the MPAC equity interests Crestview will receive pursuant to the terms of the Subscription Agreement, Crestview will also receive 125,000 $13.50 Conversion Shares, which MPAC and Crestview acknowledge will continue to be held by Sponsor on behalf of Crestview for the convenience of the parties in lieu of the transfer by Sponsor of such $13.50 Conversion Shares to MPAC for cancellation in exchange for no consideration and the reissuance of such

$13.50 Conversion Shares by MPAC to Crestview pursuant to this Side Letter. Reasonably promptly following satisfaction of a Vesting Condition (and in any case within five Business Days of such satisfaction), MPAC shall cause Sponsor to transfer and assign to Crestview, and Sponsor agrees to transfer and assign to Crestview:

a.       if the Vesting Condition is satisfied pursuant to clause (1), 125,000 Conversion Shares (the “Sponsor Transferred Shares”), and any registration rights Sponsor has related to the Sponsor Transferred Shares, and each of Sponsor and the Company shall take such action as may be required in connection therewith in order to cause to the Sponsor Transferred Shares to be delivered to Crestview in certificated form and free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws); or

b.       if the Vesting Condition is satisfied pursuant to clause (2), the cash, securities or other property for which the Sponsor Transferred Shares are exchangeable in any applicable transaction contemplated by clause (B)(y) of paragraph 7(a) of the Letter Agreement (the “Sponsor Transferred Share Consideration”), and each of Sponsor and the Company shall take such action as may be required in connection therewith in order to cause to the Sponsor Transferred Share Consideration to be delivered to Crestview free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), and, to the extent reasonably practicable, in certificated form if such consideration consists of securities.

Any transfer or assignment to Crestview pursuant to this Section 1 shall be made 95.29832143% to Crestview III USWS, L.P. and 4.70167857% to Crestview III USWS TE, LLC unless otherwise directed by Crestview.

2.     Miscellaneous.

a.       This Side Letter may not be amended except by an instrument in writing signed by each of the parties hereto. No waiver under this Side Letter shall be effective unless it is signed by the party against whom enforcement of such waiver is sought.

b.       This Side Letter shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

c.       If any provision of this Side Letter shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Side Letter shall not in any way be affected or impaired thereby and shall continue in full force and effect.

d.       This Side Letter may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

e.       Each of the parties hereto agrees that irreparable damage would occur in the event that the parties do not perform the provisions of this Side Letter in accordance with its terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Side Letter and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party hereto seeking an injunction or injunctions to prevent breaches of this Side Letter and to enforce specifically the terms and provisions of this Side Letter shall not be required to provide any bond or other security in connection with any such order or injunction.

f.       This Side Letter shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

g.       Any legal action, suit or proceeding arising out of or relating to this Side Letter may only be instituted in any state or federal court in the Borough of Manhattan, City of New York, which will have exclusive jurisdiction for all matters relating to this Side Letter, and each party hereto waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

h.       EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SIDE LETTER (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS SIDE LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(h).

i.       Any notice or other communication required or permitted under this Side Letter shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt), (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (iii) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (iv) when delivered by certified mail, registered mail, courier service, return-receipt received to the parties at the address set forth below, or at such other address provided by like notice to the other parties:

(A)	if to the Company, to:

Matlin & Partners Acquisition Corporation

520 Madison Avenue

35th Floor

New York, New York 10022

Attn: Robert H. Weiss

Email: weiss@matlinpatterson.com

with a copy (which shall not constitute notice) to:

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002 Attn.: Charles H. Still, Jr.

Email: charles.still@bracewell.com

(B)	if to Sponsor, to:

Matlin & Partners Acquisition Sponsor LLC

c/o MatlinPatterson Global Advisers LLC 520 Madison Avenue

35th Floor

New York, New York 10022

Attn: Robert H. Weiss

Email: weiss@matlinpatterson.com

(C)	if to any Crestview Entity, to:

Crestview Advisors, L.L.C. 590 Madison Avenue

36th Floor

New York, New York 10022

Attn: Adam Klein; Ross Oliver

Email: aklein@crestview.com; roliver@crestview.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: E. Ramey Layne; James M. Garrett

Email: rlayne@velaw.com; jgarrett@velaw.com

[Signature page follows]

If the foregoing accurately describes the agreement of between MPAC , Sponsor and Crestview with respect to the subject matter hereof. please evidence such agreement by signing in the space provided on the following page.

Sincerely,

Matlin & Partners Acquisition Corporation

By:	/s/ David J. Matlin
Name:	David J. Matlin
Title:	Chief Executive Officer

Matlin & Partners Acquisition Sponsor LLC

By:	/s/ David J. Matlin
Name:	David J. Matlin
Title:	Director

Signature Page to Side Letter

Crestview III USWS, L.P.

By:	Crestview III USWS GenPar, LLC, its general partner

By:	/s/ Ross A. Oliver
Name:	Ross A. Oliver
Title:	General Counsel

Crestview III USWS TE, LLC

By:	/s/ Ross A. Oliver
Name:	Ross A. Oliver
Title:	General Counsel

Signature Page to Side Letter